Exhibit 99.1

RLI DECLARES REGULAR AND SPECIAL DIVIDENDS and AUTHORIZES NEW $250 Million Share REPuRCHASE PROGRAM

PEORIA, ILLINOIS, May 14, 2026 -- RLI Corp. (NYSE: RLI) – RLI Corp. today announced that its Board of Directors declared a special cash dividend of $2.00 per share of common stock, which is expected to total approximately $184 million, and a regular quarterly cash dividend of $0.18 per share, a 12.5% increase over the prior quarter. The Board also authorized a new share repurchase program of up to $250 million of the company’s outstanding common stock. The company’s stock price was one of the factors in the Board’s decision to authorize the repurchase program.

“This share repurchase program, special dividend and 51st consecutive annual increase in our regular dividend reflect the strength of our business and our confidence in RLI’s long-term strategy,” said RLI Corp. President & CEO Craig W. Kliethermes. “These actions underscore our disciplined approach to capital management while maintaining the flexibility to invest in growth opportunities.”

Both dividends are payable on June 12, 2026, to shareholders of record as of May 29, 2026. RLI has increased its regular dividend in each of the past 51 years.

Repurchases under the program may be made from time to time in the open market, through privately negotiated transactions or by other means in accordance with applicable securities laws. There is no expiration date for the repurchase program. The timing, volume, and method of repurchases will depend on a variety of factors, including market conditions, share price and capital needs. The program does not obligate the company to acquire any specific number of shares and may be suspended or discontinued at any time. The company expects to fund repurchases through available cash and operating cash flow.

Except for historical information, this news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) including, without limitation, statements reflecting our current expectations about the future performance of our company or our business segments or about future market conditions. These statements are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in the company's filings with the Securities and Exchange Commission, including the Form 10-K Annual Report for the year ended December 31, 2025.

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A++

Exhibit 99.1

“Superior” by AM Best Company. RLI has paid and increased regular dividends for 51 consecutive years and delivered underwriting profits for 30 consecutive years. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT
Aaron Diefenthaler
Chief Financial Officer
309-693-5846
investors@rlicorp.com